SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Kennedy-Wilson Holdings, Inc.

(Name of Issuer)

Common Stock, $0.0001 Par Value

(Title of Class of Securities)

489398107

(CUSIP Number)

Peter Clarke

President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Sean J. Skiffington

Ryan E. Robski

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

December 6, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☒

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CanadIAN

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person IN

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) The Second 810 Holdco Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) The Second 1109 Holdco Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) The Sixty Two Investment Company Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 12002574 Canada Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Fairfax Financial Holdings Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 31,320,470

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,320,470

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,320,470

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 19.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL Group Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 29,248,389

	9	Sole Dispositive Power

	10	Shared Dispositive Power 29,248,389

11	Aggregate Amount Beneficially Owned by Each Reporting Person 29,248,389

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 18.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Fairfax (US) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 21,601,039

	9	Sole Dispositive Power

	10	Shared Dispositive Power 21,601,039

11	Aggregate Amount Beneficially Owned by Each Reporting Person 21,601,039

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 13.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) WENTWORTH INSURANCE COMPANY LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,152,675

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,152,675

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,152,675

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Insurance Holdings Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,152,675

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,152,675

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,152,675

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Syndicates Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,433,806

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,433,806

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,433,806

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Reinsurance (Bermuda) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,718,869

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,718,869

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,718,869

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Odyssey US Holdings Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 12,156,496

	9	Sole Dispositive Power

	10	Shared Dispositive Power 12,156,496

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,156,496

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Odyssey Group Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 12,156,496

	9	Sole Dispositive Power

	10	Shared Dispositive Power 12,156,496

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,156,496

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Odyssey Reinsurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Connecticut

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 12,028,530

	9	Sole Dispositive Power

	10	Shared Dispositive Power 12,028,530

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,028,530

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 7.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,058,741

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,058,741

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,058,741

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 804,925

	9	Sole Dispositive Power

	10	Shared Dispositive Power 804,925

11	Aggregate Amount Beneficially Owned by Each Reporting Person 804,925

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 253,816

	9	Sole Dispositive Power

	10	Shared Dispositive Power 253,816

11	Aggregate Amount Beneficially Owned by Each Reporting Person 253,816

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,641,526

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,641,526

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,641,526

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,641,526

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,641,526

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,641,526

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,320,763

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,320,763

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,320,763

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Zenith National Insurance Corp.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 670,822

	9	Sole Dispositive Power

	10	Shared Dispositive Power 670,822

11	Aggregate Amount Beneficially Owned by Each Reporting Person 670,822

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Zenith Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 670,822

	9	Sole Dispositive Power

	10	Shared Dispositive Power 670,822

11	Aggregate Amount Beneficially Owned by Each Reporting Person 670,822

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Resolution Group Reinsurance (Barbados) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Barbados

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,132,195

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,132,195

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,132,195

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 0

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,877,772

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,877,772

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,877,772

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. Unlimited Liability Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company Holdings, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization IRELAND

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company Holdings I, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Holdings (Ireland) Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,838,257

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,838,257

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,838,257

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Holdings (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,221,354

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,221,354

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,221,354

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization New Hampshire

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 8,221,354

	9	Sole Dispositive Power

	10	Shared Dispositive Power 8,221,354

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,221,354

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW Underwriters Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,189,395

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,189,395

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,189,395

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,189,395

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,189,395

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,189,395

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ARKANSAS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 664,940

	9	Sole Dispositive Power

	10	Shared Dispositive Power 664,940

11	Aggregate Amount Beneficially Owned by Each Reporting Person 664,940

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 996,104

	9	Sole Dispositive Power

	10	Shared Dispositive Power 996,104

11	Aggregate Amount Beneficially Owned by Each Reporting Person 996,104

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRC REINSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 616,903

	9	Sole Dispositive Power

	10	Shared Dispositive Power 616,903

11	Aggregate Amount Beneficially Owned by Each Reporting Person 616,903

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 3 to Schedule 13D (this “Amendment No. 3”) amends and supplements the statement on Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on November 8, 2022 (as amended and supplemented prior to the date hereof, the “Original Schedule 13D” and, as amended and supplemented by this Amendment No. 3, the “Schedule 13D”). The class of securities to which this statement relates is the Common Stock, $0.0001 par value (“Shares”), of Kennedy-Wilson Holdings, Inc. (“Kennedy-Wilson”). The address of the principal executive offices of Kennedy-Wilson is 151 S El Camino Drive, Beverly Hills, CA 90212.

This Amendment No. 3 is filed in connection with one or more of the Reporting Persons entering into the SPA Amendments (as defined below).

The following amendments to Items 4, 5, 6 and 7 of the Original Schedule 13D are hereby made:

Item 4.	Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“The Reporting Persons acquired the securities of Kennedy-Wilson held by them, including the Shares beneficially owned by them, for investment purposes. One or more entities affiliated with Fairfax, including one or more of the Reporting Persons, may determine to purchase additional securities of Kennedy-Wilson in the open market or otherwise, depending upon price, market conditions, availability of funds, evaluation of alternative investments and other factors. While none of the Reporting Persons has any present plans to sell any Shares or other securities of Kennedy-Wilson, one or more of them could determine, based upon the same set of factors listed above with respect to purchases, to sell some or all of such securities. Otherwise, the Reporting Persons have no present intention to effect any of the transactions specified in Item 4 of Schedule 13D.”

Item 5.	Interest in the Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(a)         Based on the most recent information available, the aggregate number and percentage of Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The percentage of Shares beneficially owned by each of the Reporting Persons was calculated based on 157,389,298 Shares deemed to be outstanding pursuant to Rule 13d-3, comprised of 139,390,837 Shares reported by Kennedy-Wilson to be issued and outstanding as of October 31, 2023 and 17,998,461 Shares underlying warrants and beneficially owned by the Reporting Persons.

(b)          The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(c)           Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in the Annexes hereto, beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)           No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)            Not applicable.”

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Original Schedule 13D is hereby amended and supplemented by the addition of the following:

“Amendment No. 1 to the 4.75% Series B Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement and Amendment No. 2 to the 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement

On December 6, 2023, Kennedy-Wilson and certain of the Reporting Persons entered into (i) an amendment to that certain 4.75% Series B Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement, dated February 23, 2022, by and among Kennedy-Wilson and certain of the Reporting Persons and (ii) an amendment to that certain 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement, dated June 4, 2023, by and among Kennedy-Wilson and certain of the Reporting Persons (together, the “SPAs”), to update the standstill provisions (the “Standstill Provisions”) in each of the SPAs. Such amendments (together, the “SPA Amendments”) primarily provide for an increase to the Reporting Person’s cap on purchases of Kennedy-Wilson Shares, or other equity-linked securities, from 20% of Kennedy-Wilson’s fully diluted common stock to an amount not to exceed (x) beneficial ownership (as defined under Rules 13d-3 and 13d-5 of the Exchange Act) of 27.5% of the total voting power of Kennedy-Wilson’s voting stock nor (y) 27.5% of Kennedy-Wilson’s fully diluted common stock.

The foregoing description of the SPA Amendments is not complete and is subject to, and qualified in its entirety by, the full text of the SPA Amendments, copies of which are filed herewith as Exhibit 99.12 and Exhibit 99.13, which are incorporated herein by reference.”

Additionally, Item 6 of the Original Schedule 13D is hereby amended to delete the heading "Riverstone Transaction and Asset Value Loan Note" and text appearing thereunder, as none of the Shares are any longer subject to the Asset Value Loan Notes (as were described in the Original Schedule 13D).

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Original Schedule 13D is hereby amended and supplemented by the addition, or substitution, as applicable of the following exhibits:

Ex. 99.4	[Reserved]

Ex. 99.12	Amendment No. 1 dated as of December 6, 2023 to the 4.75% Series B Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement dated as of February 23, 2022 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on December 6, 2023).

Ex. 99.13	Amendment No. 2 dated as of December 6, 2023 to the 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement dated as of June 4, 2023 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on December 6, 2023).

Ex. 99.14	Power of attorney, dated June 21, 2023 (incorporated by reference to Exhibit 99.18 to the Schedule 13D/A filed by certain of the Reporting Persons with the SEC on November 15, 2023 in respect of the common shares of BlackBerry Limited).

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	V. Prem Watsa

	By:	/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Fairfax (Barbados) International Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Wentworth Insurance Company Ltd.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Brit Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Brit Insurance Holdings Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Brit Syndicates Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Odyssey US Holdings Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Newline Insurance Company Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	United States Fire Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	The North River Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Zenith Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Resolution Group Reinsurance (Barbados) Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Northbridge Financial Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Northbridge General Insurance Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Company (Europe) dac

	By:	/s/ Peter Clarke
	Name:	Peter Clarke
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Holdings (Ireland) Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	AW Underwriters Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Surplus Lines Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2023	CRC Reinsurance Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description
A	Directors and Executive Officers of The Second 810 Holdco Ltd.
B	Directors and Executive Officers of The Second 1109 Holdco Ltd.
C	Directors and Executive Officers of The Sixty Two Investment Company Limited
D	Directors and Executive Officers of 12002574 Canada Inc.
E	Directors and Executive Officers of Fairfax Financial Holdings Limited
F	Directors and Executive Officers of FFHL Group Ltd.
G	Directors and Executive Officers of Fairfax (US) Inc.
H	Directors and Executive Officers of Fairfax (Barbados) International Corp.
I	Directors and Executive Officers of Wentworth Insurance Company Ltd.
J	Directors and Executive Officers of Brit Limited
K	Directors and Executive Officers of Brit Insurance Holdings Limited
L	Directors and Executive Officers of Brit Syndicates Limited
M	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited
N	Directors and Executive Officers of Odyssey US Holdings Inc.
O	Directors and Executive Officers of Odyssey Group Holdings, Inc.
P	Directors and Executive Officers of Odyssey Reinsurance Company
Q	Directors and Executive Officers of Newline Holdings UK Limited
R	Directors and Executive Officers of Newline Corporate Name Limited
S	Directors and Executive Officers of Newline Insurance Company Limited
T	Directors and Executive Officers of Crum & Forster Holdings Corp.
U	Directors and Executive Officers of United States Fire Insurance Company
V	Directors and Executive Officers of The North River Insurance Company
W	Directors and Executive Officers of Zenith National Insurance Corp.
X	Directors and Executive Officers of Zenith Insurance Company
Y	Directors and Executive Officers of Resolution Group Reinsurance (Barbados) Limited
Z	Directors and Executive Officers of Northbridge Financial Corporation
AA	Directors and Executive Officers of Northbridge General Insurance Corporation
BB	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company
CC	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd
DD	Directors and Executive Officers of Allied World Assurance Company (Europe) dac
EE	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd
FF	Directors and Executive Officers of Allied World Assurance Company, Ltd
GG	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd
HH	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.
II	Directors and Executive Officers of Allied World Insurance Company
JJ	Directors and Executive Officers of AW Underwriters Inc.
KK	Directors and Executive Officers of Allied World Specialty Insurance Company
LL	Directors and Executive Officers of Allied World Surplus Lines Insurance Company
MM	Directors and Executive Officers of Allied World Assurance Company (U.S.) Inc.
NN	Directors and Executive Officers of CRC Reinsurance Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

12002574 CANADA INC.

The following table sets forth certain information with respect to the directors and executive officers of 12002574 Canada Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Benjamin Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2 Canada	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Bryan Bailey (Vice President, Tax)	Vice President, Tax Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Christine N. McLean (Director)	Portfolio Manager Fairbank Investment Management 7822 Yonge Street Thornhill, Ontario L4J 1W3 Canada	Canada

David Johnston (Director)	Corporate Director Ottawa, Ontario, Canada	Canada

Eric P. Salsberg (Vice President and Corporate Secretary)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and Chief Executive Officer, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4 Canada	Canada

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, Tennessee 37350	United States

Michael Wallace (Vice President, Insurance Operations)	Vice President, Insurance Operations Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Peter Clarke (President and Chief Operating Officer)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

R. William McFarland (Director)	Corporate Director, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, Ontario M5E 1J1 Canada	Canada

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

William Weldon (Director)	Independent Business Consultant, Florida, United States	United States

Brian Porter (Director)	Corporate Director, Toronto, Ontario, Canada	Canada

Derek Bulas (Vice President and Chief Legal Officer)	Vice President and Chief Legal Officer Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada and United States

Thomas Rowe (Vice President, Corporate Affairs)	Vice President, Corporate Affairs Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Jean Cloutier (Vice President and Chairman International)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Eric P. Salsberg (Vice President and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Jennifer Allen (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Peter Clarke (Vice President and Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Chairman, Vice President and Director)	Vice President and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Sonja Lundy (Director, President, Chief Executive Officer and Secretary)	Director, President, Chief Executive Officer and Secretary, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Cherith Valka (Vice President and Assistant Secretary)	Tax Manager Fairfax (US) Inc. 2850 Lake Vista Drive, Ste 150 Lewisville, Texas 75067	United States

Lance Caskey (Vice President and Treasurer)	Senior Tax Manager Fairfax (US) Inc. 2850 Lake Vista Drive, Ste 150 Lewisville, Texas 75067	United States

Jonathan Godown (Director)	Executive Vice President Fairfax Insurance Group c/o 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Jean Cloutier (Chairman)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Simon P.G. Lee (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

WENTWORTH INSURANCE COMPANY LTD.

The following table sets forth certain information with respect to the directors and executive officers of Wentworth Insurance Company Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Jean Cloutier (Chairman)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Sammy S.Y. Chan (Vice President)	Vice President, Fairfax Asia Limited 41/F Hopewell Centre 183 Queen’s Road East Room 411, Wanchai	Canada

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Michael Wallace (Director)	Vice President, Insurance Operations Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Gavin Wilkinson (Executive Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Gordon Campbell (Non-Executive Director)	Senior Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	Canada

Ken Miner (Non-Executive Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto, Ontario M5H 0E2 Canada	Canada

Mark Allan (Executive Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Martin Thompson (Executive Director)	Group Chief Executive Officer Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom
Simon P.G. Lee (Non-Executive Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Christopher Denton (Managing Director, Sussex Capital Management Limited)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Caroline Ramsay (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Martin Thompson (Director)	Group Chief Executive Officer Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Pinar Yetgin (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Simon P.G. Lee (Director)	Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Jonathan Sullivan (Director)	Group Chief Underwriting Officer Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alan Waring (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	Ireland

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB United Kingdom	United Kingdom

Graham Pewter (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

Karl Grieves (Director)	Finance and Operations Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road Bermuda	United Kingdom

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Corporate Secretary, and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Richard F. Coerver IV (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Brian D. Young (President, Chief Executive Officer and Director)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Richard F. Coerver IV (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Dina G. Daskalakis (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Brian D. Young (Chairman)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Global Chief Executive Officer)	Global Chief Executive Officer, Odyssey Reinsurance Company 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert S. Pollock (CEO, London Market Division)	Chief Executive Officer, London Market Division, Odyssey Reinsurance Company, 1 Fen Court, London, England, EC3M 5BN	United States
Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Isabelle Dubots-Lafitte (Executive Vice President)	Chief Executive Officer, EMEA, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	United States

Richard F. Coerver IV (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Dina G. Daskalakis (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Chief Executive Officer, Latin America Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Henry J. L. Withinshaw (Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Chief Financial Officer Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Richard F. Coerver IV (Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Richard F. Coerver IV (Director)	Executive Vice President and Chief Financial Officer Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE INSURANCE COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Insurance Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Director)	Global Chief Executive Officer, Odyssey Reinsurance Company 1 Fen Court London, England, EC3M 5BN	United Kingdom

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Malcolm J. Beane (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Insurance Company Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Michael G. Wacek (Non-Executive Director and Chairman of the Board of Directors)	Chairman of the Board of Directors, Newline Insurance Company Limited 300 First Stamford Place Stamford, Connecticut 06902	United States

Neil D. Duncan (Director)	Chief Actuary and Chief Risk Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Rosemary F. Beaver (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Insurance Company Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Sonny Kapur (Director)	Chief Financial Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom

Andrew Pecover (Director)	Chief Underwriting Officer, Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United Kingdom
Robert S. Pollock (Director)	Chief Executive Officer Newline Group Services Limited 1 Fen Court London, England, EC3M 5BN	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman Crum & Forster Holdings Corp. (and various other insurance subsidiaries) 305 Madison Avenue Morristown, New Jersey 07962	United States

Michael P. McTigue (Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman Crum & Forster Holdings Corp. (and various other insurance subsidiaries) 305 Madison Avenue Morristown, New Jersey 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, New Jersey 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman Crum & Forster Holdings Corp. (and various other insurance subsidiaries) 305 Madison Avenue Morristown, New Jersey 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, New Jersey 07962	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel, Secretary and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Kari L. Van Gundy (Chairperson, Chief Executive Officer and Director)	Chairperson, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (Chief Executive Officer, Chairperson of the Board and Director)	Chief Executive Officer, Chairperson of the Board and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Resolution Group Reinsurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	United Kingdom

Deborah Irving (Vice President)	Executive Vice President, Chief Financial Officer Riverstone 250 Commercial St. Suite 5000 Manchester, New Hampshire 03101	United States

Janice Burke (Managing Director)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	United States

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	Barbados

Nicholas C. Bentley (Chairman)	Chairman, Chief Executive Officer, President and Director, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United States

Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados	Barbados

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Todd MacGuillivray (Senior Vice President Specialty Lines)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE GENERAL INSURANCE CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge General Insurance Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Gordon Campbell (Director)	Independent Business Consultant and Corporate Director Victoria, British Columbia Canada	Canada

Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Robert S. Weiss (Director)	Independent Business Consultant and Corporate Director Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada
Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Todd MacGuillivray (Senior Vice President Specialty Lines)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9 Canada	Canada

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Graham Collis (Director)	Retired	Bermuda

Jean Cloutier (Director)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Ken Miner (Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto, Ontario M5H 0E2 Canada	Canada

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (EUROPE) DAC

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (Europe) dac.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and Managing Director)	Director and President, Allied World Assurance Holdings (Ireland) Ltd. 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2 Ireland	United Kingdom

Michael Stalley (Director)	Retired	United Kingdom

Neil Macmillan (Director)	Retired	United Kingdom

Peter Ford (Executive Vice President, Head of European Insurance Division)	Executive Vice President, Head of European Insurance Division, Allied World Managing Agency Limited 19th Floor, 20 Fenchurch Street London EC3M 3BY United Kingdom	United States

Sean Hehir (Director)	Retired	Ireland

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

John Bender (Director)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President, Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2	United Kingdom

Sean Hehir (Director)	Retired	Ireland

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Bender (Director and CEO, Global Reinsurance)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Wesley Dupont (Director and Chief Operating Officer)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Kevin Marine (CEO, Global Reinsurance)	CEO, Global Reinsurance, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX JJ

DIRECTORS AND EXECUTIVE OFFICERS OF

AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX KK

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX LL

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Surplus Lines Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX MM

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

John Bender (Director)	Chairman, Reinsurance and Risk Management, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, New York 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, California 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, New York 10038	United States

ANNEX NN

DIRECTORS AND EXECUTIVE OFFICERS OF

CRC REINSURANCE LIMITED

The following table sets forth certain information with respect to the directors and executive officers of CRC Reinsurance Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Janice Burke (Vice President and General Manager)	Vice President and General Manager Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Jean Cloutier (Chairman)	Vice President and Chairman International Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	Canada

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Niall Tully (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland

Paul Mulvin (Vice President)	Vice President, ffh Management Services First Floor 25-28 Adelaide Road Dublin 2	Ireland
Sammy S.Y. Chan (Vice President)	Vice President, Fairfax Asia Limited Room 4111, 41st Floor Hopewell Centre, No. 183 Queen’s Road East, Wanchai,	Hong Kong

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Randy Graham (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados